Monaker Group, Inc. 8-K

Exhibit 99.1

Monaker Booking Engine Goes Live with Two Major Travel Distributors, Transacting Reservations as the First B2B Solution for Instantly-Bookable Alternative Lodging Rentals

WESTON, FL – Sept. 19, 2018 – Monaker Group, Inc. (NASDAQ: MKGI)("Monaker"), a technology leader in the travel and alternative lodging rental/vacation home rental (ALR/VHR) markets, today announced that the company has launched its next-generation Monaker Booking Engine (MBE) with two major travel distributors. The MBE is believed to be the travel industry’s first B2B solution allowing travel companies access to instantly-bookable alternative lodging rentals.

The initial two travel distributors to integrate and launch the Monaker Booking Engine are based in Europe. The combined companies process hundreds of millions of dollars in travel and lodging products annually through their global distribution channels, which consist of over 100 individual tour and travel companies, hotel consolidators, and more than 17,000 travel agents.

These are the first launches since the next-gen application program interface (API) for MBE was delivered to 12 of Monaker’s contracted travel distributors in July of this year. “Additionally,” said Monaker CEO, Bill Kerby, “There are four more travel distributors in the final stages of integration, and we anticipate those distributors going live with the MBE in the next two-to-three weeks.”

Monaker continues to work with more than 50 companies in various stages of evaluation and demonstration; and has recently signed three additional travel companies to utilize the proprietary Monaker ALR B2B platform - bringing the initial distributor base to 15 contracted companies. In many cases, these distributors represent dozens of downstream partners which the distributors service in their network including airlines and tour providers, as well as several travel agencies, hotel chains and hotel consolidators.

Monaker’s highly-flexible booking engine creates a unique B2B solution for travel companies wanting to access vacation rental properties for display and instantaneous booking alongside their other offerings for air travel, car rentals and tour packages. Instantly-bookable vacation rental homes, villas, chalets, apartments, condos, resort residences and castles have been contracted and are now available through the MBE platform.

As part of its services, Monaker has established a new help-and-service desk to assist in product evaluation, deployment and ongoing support. The company is also continuing to contract with new property managers to further expand its inventory of instantly-bookable properties. Monaker’s current inventory of one million contracted properties is expected to expand by year-end.

“Going live with our next-generation MBE and API is the culmination of months of extensive development, and certainly is a milestone for our company and for the travel industry,” said Mr. Kerby, who continued, “Our ALR properties are now available to the hundreds of thousands of customers of these two leading travel firms. With the full MBE launch by all 15 contracted companies anticipated by year-end, our growing ALR inventory will be able to be booked instantly by hundreds of travel companies in the tour, cruise, hotel and airline sectors, as well as over 100,000 travel agents in North America and Europe.

“Adopting cutting-edge travel technology like ours can naturally take time to integrate, and we anticipate some of our partners will be quicker to market than others. However, we are fortunate that the travel industry’s need for our B2B solution has attracted the interest of so many major travel companies, and we expect to generate a growing revenue stream from ALR transactions beginning in the current quarter.”

The next-gen version of the MBE API was redesigned from the ground up to meet the special needs of the company’s contracted travel distributors, including the added capability of dynamic pricing. This functionality provides more accurate pricing given the myriad of variables involved in booking an ALR, from market conditions and currency exchange rates to availability and demand. The API incorporates a more scalable architecture that is deployed in the cloud and with the booking engine based on Open Travel standards.

The global ALR industry is expected to grow at a 7% compound annual growth rate to $194 billion in 2021, according to Technavio, making it one of the fastest growing sectors in the travel industry. Meanwhile, worldwide digital travel sales are anticipated to climb at a 9.7% compounded annual growth rate to top $817 billion by 2020, reports eMarketer. Monaker expects to benefit from the growing demand for ALR and the growth in digital travel sales.

About Monaker Group

Monaker Group, Inc., is a technology-driven travel company focused on delivering innovation to the alternative lodging rental (ALR) market. The Monaker Booking Engine (MBE) provides access to more than one million instantly bookable vacation rental homes, villas, chalets, apartments, condos, resort residences, and castles. MBE offers travel distributors and agencies an industry first: a customizable, instant-booking platform for alternative lodging.

The company’s NextTrip.BIZ website offers customizable business travel booking and management solution for small and medium-sized businesses. Business owners and employees can search for and securely access exclusive discounted pricing across air, hotel/ALR, car, and other ancillary travel services. NextTrip.BIZ can be configured to a company’s particular travel policies, with bookings recorded for easy corporate expense tracking and reporting. Visit www.NextTrip.BIZ to sign up for a free trial.

For more about Monaker Group, visit www.monakergroup.com.

Important Cautions Regarding Forward Looking Statements

This release includes ''forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinions, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including ''will,'' ''may,'' ''expects,'' ''projects,'' ''anticipates,'' ''plans,'' ''believes,'' ''estimate,'' ''should,'' and certain of the other foregoing statements may be deemed forward-looking statements. Although Monaker believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Monaker’s annual, quarterly and special reports, proxy statements and other public filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the company’s Annual Report on Form 10-K for the period ended February 28, 2018 and the company's subsequently filed Quarterly Reports on Form 10-Q, which have been filed with the SEC and are available at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the company.

Company Contact:

Monaker Group, Inc.

Richard Marshall

Director of Corporate Development

Tel (954) 888-9779

Email: rmarshall@monakergroup.com

MKGI Investor Relations & Media Contacts:

CMA Investor Relations

Ronald Both or Grant Stude

Tel (949) 432-7557

Email: MKGI@cma.team

Chesapeake Group

Tel (410) 825-3930

Email: info@chesapeakegp.com